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                                                                   EXHIBIT 99.1

NATURAL RESOURCE PARTNERS L.P. ACQUIRES ROYALTY INTEREST FROM ALPHA NATURAL RESOURCES

Thursday February 27, 8:03 am ET

HOUSTON, Feb. 27 /PRNewswire-FirstCall/ -- Natural Resource Partners L.P. (NYSE:
NRP - News) announced today the acquisition of an overriding royalty interest from a subsidiary of Alpha Natural Resources LLC for $11.85 million. The acquisition, which is effective February 1, 2003, will generate approximately $1.6 million in earnings before interest and taxes (EBITDA) for the remainder of 2003. The acquisition will be funded primarily through NRP's existing credit facility with the remainder in cash.
The overriding royalty interest relates to properties already owned by Natural Resource Partners in West Virginia and Virginia. Alpha Natural Resources is a portfolio company of First Reserve Corporation. Based in Greenwich, Connecticut, First Reserve is the leading private equity firm specializing in the energy industry with $2.6 billion under management. For additional information on First Reserve, please visit http://www.frcorp.com.
Natural Resource Partners L.P. is headquartered in Houston, TX, with its operations headquarters in Huntington, WV. NRP is a master limited partnership that is principally engaged in the business of owning and managing coal properties in the three major coal producing regions of the United States:
Appalachia, the Illinois Basin and the Powder River Basin. For additional information, please contact Kathy Hager at 713-751-7555 or khager@nrplp.com. Further information about NRP is available on the partnership's website at http://www.nrplp.com . This press release may include "forward-looking statements" as defined by the Securities and Exchange Commission. Such statements are those concerning the 2003 estimate for EBITDA related to the acquisition. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the partnership. These risks include, but are not limited to, decreases in demand for coal; changes in operating conditions and costs; production cuts by our lessees; commodity prices; unanticipated geologic problems; changes in the legislative or regulatory environment and other factors detailed in Natural Resource Partners' Securities and Exchange Commission filings.